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                                                                     EXHIBIT 4.2

                               BOCA RESEARCH, INC.

         FIRST AMENDMENT OF 1996 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         In accordance with the provisions of Section 14 of the Boca Research, Inc. 1996 Non-Employee Director Stock Option Plan (the "Plan"), the Plan is hereby amended effective as of the date of stockholder approval hereof, as follows:

         1. Section 4 of the Plan is hereby amended by deleting the Section 4 in its entirety and replacing it in its entirety with the following:

         "Subject to the availability of shares of Common Stock under the Plan,
(i) an option to purchase 10,000 shares of Common Stock will automatically be granted to each non-employee director on the date the amendment to the Plan is approved by the shareholders of the Company; (ii) an option to purchase 10,000 shares of Common Stock will automatically be granted to each non-employee director who is initially elected to the Board after the approval of the amendment to the Plan by the shareholders, upon his or her election to the Board; and (iii) an option to purchase 10,000 shares of Common Stock will be granted to each non-employee director on the date of each meeting of the shareholders of the Company at which such director is reelected to the Board. In addition, the Chairman of the Board will receive an automatic grant of an option to purchase an additional 5,000 shares of Common Stock under the following circumstances: (i) an option will automatically be granted to the Chairman on the date the amendment to the Plan is approved by the shareholders of the Company; and (ii) an option will automatically be granted to the Chairman upon his or her initial election to the Board or reelection as Chairman."

         2. The following new Section 7(b) of the Plan is hereby inserted and the other sections are renumbered accordingly:

         "7(b) Options granted on and after the date of amendment of the Plan shall vest in full on the date of grant and shall be fully exercisable."

         3. This Amendment shall take effect as of the date of its adoption by the Board of Directors of Boca Research, Inc. and upon its approval by the Stockholders of Boca Research, Inc. in accordance with the provisions of Section 14 of the Plan.

         4. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.

                               Boca Research, Inc.
                               By: /s/ Robert W. Federspiel
                                   ------------------------
                                   Robert W. Federspiel
                                   Secretary

Adopted by the Board of Directors: January 5, 1998

Adopted by the Stockholders: May 18, 1998